Exhibit 99.3

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Enterprises, Inc. Announces Offering of
32.5 Million Shares of Class A Common Stock

CLEVELAND, Ohio - May 4, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that, subject to market and other conditions, it plans to offer 32.5 million newly issued shares of Class A common stock in an underwritten public offering, pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC) (File No. 333-200825). The company also announced that it expects to grant the underwriters a 30-day option to purchase up to an additional 4.875 million shares.

The joint book-running managers for this offering will be BofA Merrill Lynch, Goldman, Sachs & Co. and Citigroup.

The company intends to use up to $400 million of the net proceeds to finance its previously announced acquisition of the 49 percent equity interest of Health Care REIT, Inc. (NYSE: HCN) in seven life-science office buildings and two parking facilities at University Park at MIT in Cambridge, Massachusetts. It further intends to use remaining net proceeds to pay off or otherwise reduce debt and for general corporate purposes.

A preliminary prospectus supplement to the prospectus contained in the shelf registration statement related to the offering has been filed with the SEC and is available on the SEC's website at www.sec.gov. Printed copies of the preliminary prospectus supplement relating to this offering, when available, and the accompanying prospectus may also be obtained by requesting copies from BofA Merrill Lynch, Goldman, Sachs & Co., or Citigroup, by contacting BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attention: Prospectus Department or e-mailing at dg.prospectus_requests@baml.com; calling Goldman, Sachs & Co. toll free at 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com; or by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or calling toll free at 1-800-831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States.

Safe Harbor Language
Statements made in this press release regarding the proposed offering of shares of Class A common stock are forward-looking statements. The company may be unable to sell any shares of Class A common stock. Risks and other factors that could cause the offering not to be completed, or to be completed with different terms, include market conditions and volatility in the market price of the company’s publicly traded securities, as well as other risks listed from time to time in the company’s filings with the SEC, including but not limited to, the company’s annual and quarterly reports. The company has no obligation to revise or update any forward-looking statements, other than imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

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